Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2016 First Quarter Results

Sales increase 17% to $359.8 million; Company increases 2016 guidance

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 2, 2016--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal first quarter ended December 26, 2015.

“We are right where we want to be. Our strategic initiatives are working,” said John Ranelli, President & CEO of Central Garden & Pet. “We are growing organically. We are starting to demonstrate the potential of Central’s operating leverage by increasing gross profits significantly more than SG&A.” Ranelli continued, “We are showing our willingness and ability to manage and improve our portfolio, through organic growth, making accretive acquisitions and divesting non-strategic assets. While I am very pleased with the progress we are making, we still have a lot of work to do, particularly in our Garden segment.”

The Company is increasing its guidance for the full year. It now expects adjusted earnings per fully diluted share to grow at least 35% for the year, to $1.00 or higher.

Fiscal 2016 First Quarter Financial Highlights

  The first quarter loss on a GAAP basis of ($0.18) included $14.3 million of charges related to the Company’s refinancing of its fixed rate notes. Excluding the charges, adjusted earnings rose to $0.01 from a loss of ($0.12) in the first quarter of 2015;
  Sales increased 17% to $359.8 million compared to $307.3 million in the first quarter a year ago; Approximately half of the growth was organic and half from acquisitions;
  Branded product sales increased 17% to $276.5 million compared to $237.0 million in the first quarter a year ago. Sales of other manufacturers’ products increased 18% to $83.3 million from $70.3 million in the first quarter a year ago;
  Gross profit increased 13% to $99.8 million compared to $88.0 million in the first quarter a year ago. Gross margin for the first quarter declined 90 basis points to 27.7% compared to 28.6% in the first quarter a year ago;
  SG&A expense increased $4.2 million for the first quarter but declined 300 basis points as a percentage of sales to 25.3% compared to 28.3% in the first quarter a year ago;
  Operating income increased to $8.8 million compared to $1.1 million in the first quarter a year ago;
  Operating margin increased 200 basis points to 2.4% compared to 0.4% in the first quarter a year ago;
  Net loss on a GAAP basis increased 51% to $8.6 million. Adjusted net income increased to $0.3 million compared to a loss of $5.7 million in the first quarter a year ago;
  Loss per fully-diluted share on a GAAP basis increased to ($0.18). Adjusted earnings per share rose to $0.01 compared to a loss of ($0.12) in the first quarter a year ago.

Pet Segment Fiscal 2016 First Quarter Results

First quarter net sales for the Pet segment increased $49.4 million, or 25 percent, from the same period a year ago to $248.7 million. Approximately 57% of the gain was due to acquisitions while the remaining 43% was organic growth. Sales increases in the dog & cat and aquatics categories, as well as higher sales of other manufacturers’ products, drove the increase in organic sales. The dog & cat and aquatics categories benefitted from increased distribution while sales of other manufacturers’ products were driven by strength in the e-commerce channel and increased distribution for a new third-party customer. The Pet segment’s branded product sales were $188.6 million in the first quarter of 2016 and sales of other manufacturers’ products were $60.1 million.

The Pet segment’s operating income rose 27% to $26.2 million compared to $20.6 million in the first quarter of 2015. Pet operating margin improved 20 basis points, more than offsetting a decline in the segment’s gross margin. The margin increase was largely due to a more favorable mix of sales, with a greater percentage of dog & cat revenues, inclusive of the Company’s new acquisitions, and a reduction in the percentage of sales of other manufacturers’ products.

Garden Segment Fiscal 2016 First Quarter Results

Net sales for the Garden segment increased 3% to $111.1 million, due primarily to stronger grass seed sales as well as higher sales of other manufacturers’ products. Grass seed sales benefitted from favorable fall weather. The gain in sales of other manufacturers’ products was due in part to increased distribution across multiple channels. The Garden segment’s branded product sales were $88.0 million in the first quarter of 2016 and sales of other manufacturers’ products were $23.1 million. First quarter revenues for the Garden segment are generally the lowest of any quarter of the year due to the seasonality of the lawn and garden market.

The Garden segment’s operating loss in the quarter improved $0.2 million to $3.3 million, compared to an operating loss of $3.5 million in the first quarter of 2015. Garden operating margin improved 40 basis points, more than offsetting a decline in the segment’s gross margin. Grass seed, fertilizers and other manufacturers’ products were the biggest contributors to the first quarter operating margin increase offset somewhat by lower margins in wild bird feed.

Additional Information

At December 26, 2015, the Company’s cash and short-term investments balance was $9.0 million, compared to $89.6 million a year ago. The primary reasons for the decrease were approximately $90 million in expenditures for the acquisition of three companies over the past 12 months and a redemption of $50 million in long term fixed rate debt in the 2015 second quarter. Total debt at December 26, 2015 was $436.2 million compared to $445.5 million at December 27, 2014. Net interest expense was $22.1 million for the period compared to $10.4 million in the prior-year period.

The interest expense for the first quarter includes $14.3 million related to the refinancing of the Company’s fixed rate debt during the quarter. Excluding these charges, interest expense declined $2.7 million to $7.8 million. Depreciation and amortization expense was $9.0 million, compared with $8.5 million in the prior-year period. The Company’s effective tax benefit rate for the first quarter of 2016 was 38 percent on its operating loss, compared with 41 percent for the first quarter of 2015. The income tax benefit rate decrease was primarily due to a larger discrete tax benefit in the prior year quarter.

During the quarter, the Company did not repurchase any shares of its common stock. Approximately $35.0 million remains under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its first quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation # 13627977. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13627977.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,700 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and earnings guidance for 2016 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 26,	December 27,	September 26,
ASSETS	2015	2014	2015
Current assets:
Cash and cash equivalents	$9,006	$79,588	$47,584
Restricted cash	11,939	19,690	13,157
Short term investments	0	9,992	0
Accounts receivable (less allowance for doubtful accounts of $21,213, $24,184 and $19,296)	195,357	142,877	207,402
Inventories	416,458	399,936	335,946
Prepaid expenses and other	59,873	64,280	49,731
Total current assets	692,633	716,363	653,820

Land, buildings, improvements and equipment—net	163,948	163,546	162,809
Goodwill	209,089	208,233	209,089
Other intangible assets—net	74,552	87,061	75,460
Other assets	70,987	9,104	30,419
Total	$1,211,209	$1,184,307	$1,131,597

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$129,091	$128,485	$88,889
Accrued expenses	89,047	93,208	87,724
Current portion of long-term debt	292	50,289	291
Total current liabilities	218,430	271,982	176,904

Long-term debt	435,893	395,257	396,691
Other long-term obligations	58,005	42,212	51,622

Equity:
Common stock, $.01 par value: 11,908,317, 12,220,627, and 11,908,317 shares outstanding at December 26, 2015, December 27, 2014 and September 26, 2015	119	122	119
Class A common stock, $.01 par value: 36,591,487, 36,445,726 and 36,462,299 shares outstanding at December 26, 2015, December 27, 2014 and September 26, 2015	366	364	364
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	390,583	393,494	388,636
Accumulated earnings	107,385	80,136	115,987
Accumulated other comprehensive income (loss)	(69)	670	164
Total Central Garden & Pet Company shareholders’ equity	498,400	474,802	505,286
Noncontrolling interest	481	54	1,094
Total equity	498,881	474,856	506,380
Total	$1,211,209	$1,184,307	$1,131,597

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 26,	December 27
	2015	2014
Net sales	$359,812	$307,320
Cost of goods sold and occupancy	260,026	219,339
Gross profit	99,786	87,981
Selling, general and administrative expenses	91,013	86,843
Income from operations	8,773	1,138
Interest expense	(22,145)	(10,503)
Interest income	22	71
Other expense	(473)	(368)
Loss before income taxes and noncontrolling interest	(13,823)	(9,662)
Income tax benefit	(5,200)	(3,969)
Loss including noncontrolling interest	(8,623)	(5,693)
Net income (loss) attributable to noncontrolling interest	(21)	4
Net loss attributable to Central Garden & Pet Company	$(8,602)	$(5,697)

Net loss per share attributable to Central Garden & Pet Company:
Basic	$(0.18)	$(0.12)
Diluted	$(0.18)	$(0.12)

Weighted average shares used in the computation of net income per share:
Basic	48,566	49,379
Diluted	48,566	49,379

Use of Non-GAAP Financial Measures –

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the $14.3 million impact of the redemption of our 2018 Notes and the issuance of our 2023 Notes recognized during the quarter ended December 26, 2015 may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance and providing consistency with our prior year disclosure. The amount is included in interest expense in the condensed consolidated statements of operations. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

	GAAP to Non-GAAP Reconciliation
	(unaudited, in thousands, except per share amounts)
	For the Three Months Ended
	December 26,	Bond	December 26,	December 27,
	2015	Redemption	2105	2014
	GAAP	(A)	As Adjusted	GAAP
Interest expense	$(22,145)	$14,339	$(7,806)	$(10,503)
Loss before income taxes and noncontrolling interest	(13,823)	14,339	516	(9,662)
Income tax expense (benefit)	(5,200)	(5,394)	194	(3,969)
Net Income (loss)	$(8,602)	$8,945	$343	$(5,697)
Earnings (loss) per share - Diluted	$(0.18)	$0.18	$0.01	$(0.12)

(A) The Non-GAAP financial information excludes the impact of the redemption of our 2018 Notes and issuance of our 2023 Notes. As a result of the bond redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in interest expense in the condensed consolidated statements of operations.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications